ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              eVISION USA.COM, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act ("Act"), the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the Corporation is eVision USA.Com, Inc.

     SECOND: The following amendment to the Articles of Incorporation was duly adopted by the board of directors of the corporation on January 26, 2000 and by the shareholders of the corporation on May 5, 2000 as prescribed by the Act. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

     Article VII, Section 7.1 of the Articles of Incorporation is amended in its entirety so that as amended it reads as follows:

          "Section 7.1 The aggregate number of shares of which the Corporation shall have the authority to issue is 1,025,000,000 shares, of which 25,000,000 shares shall be Preferred Stock and shall be issued at a par value of $.10 per share, and 1,000,000,000 shares shall be Common Stock which shall be issued at $.01 par value per share. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable."

     THIRD: The amendment does not involve any exchange, reclassification, or cancellation of issued shares.


Dated this 5th day of May, 2000.

                                       eVISION USA.COM, INC.,
                                       a Colorado corporation


                                       By:  /s/ Gary L. Cook
                                           -------------------------------------
                                           Gary L. Cook, Secretary and Treasurer